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                                                               EXHIBIT 99.(a)(5)



                           OFFER TO PURCHASE FOR CASH
                     All Outstanding Shares of Common Stock

                                       of

                             PrimeSource Corporation

                                       at

                              $10.00 Net Per Share

                                       by

                              FPF Acquisition Corp.
                     an indirect wholly-owned subsidiary of

                          Fuji Photo Film U.S.A., Inc.


  The Offer and Withdrawal Rights will expire at 12:00 midnight, New York City time, on Tuesday, October 9, 2001, unless the Offer is extended.

                                                             September 11, 2001

To Our Clients:

   Enclosed for your consideration is the Offer to Purchase dated September 11, 2001 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by FPF Acquisition Corp., a Pennsylvania corporation ("Purchaser") and a wholly-owned subsidiary of Enovation Graphic Systems, Inc., a Delaware corporation ("Enovation"), which is a wholly-owned subsidiary of Fuji Photo Film U.S.A., Inc., a New York corporation ("Fuji"), which is an indirect wholly-owned subsidiary of Fuji Photo Film Co., Ltd., a Japanese corporation, to purchase all outstanding shares of common stock, par value $0.01 per share, of PrimeSource Corporation, a Pennsylvania corporation (the "Company"), including the associated rights to purchase shares issued pursuant to the Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of February 1, 2001, as amended (together, the "Shares"), at $10.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith. Also enclosed is a letter from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on
Schedule 14D-9.

   We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase.

   Your attention is invited to the following:

     1. The offer price is $10.00 per Share, net to you in cash, without interest.

     2.   The Offer is being made for all outstanding Shares.

     3. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Tuesday, October 9, 2001, unless the Offer is extended.

     4. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 4, 2001 (the "Merger Agreement"), among Fuji, Enovation, Purchaser and the Company. The Merger Agreement provides, among other things, that Purchaser will be merged into the Company (the

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          "Merger") following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement.

     5. The Board of Directors of the Company has determined that the Offer and the Merger are fair to and in the best interests of the shareholders of the Company and recommends that the Company's shareholders tender their Shares in the Offer.

     6. The Offer is conditioned upon, among other things, (a) there being validly tendered and not with-drawn prior to the expiration of the Offer a number of Shares that represents, together with any Shares beneficially owned by Fuji or Purchaser, at least 80% of the then outstanding Shares, and (b) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The offer is also subject to other conditions. See "The Offer--Conditions of the Offer."

     7. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

   The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

   Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by American Stock Transfer & Trust Company (the "Depositary") of (a) certificates evidencing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in the Offer to Purchase under "Procedures for Accepting the Offer and Tendering Shares," (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.


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                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             PRIMESOURCE CORPORATION


   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 11, 2001 and the related Letter of Transmittal, in connection with the offer by FPF Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.01 per share, of PrimeSource Corporation, including the associated rights to purchase shares issued pursuant to the Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of February 1, 2001, as amended (together, the "Shares"), at $10.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

   This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.



Dated: ----------------------------, 2001

Number of Shares to Be Tendered:*


                                    SIGN HERE


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                                  Signature(s)


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                              Please Print Name(s)


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                                   Address(es)


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                        Area Code and Telephone Number(s)


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                 Tax Identification or Social Security Number(s)


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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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